Exhibit 99.1

Contact:

Charlotte Arnold

Vice President, Corporate Communications

650-421-9352

IR@relypsa.com

Relypsa Reports Fourth Quarter and Full Year 2015 Financial Results

and Announces Other Corporate Updates

•	Relypsa reports encouraging initial demand for Veltassa

•	Veltassa added to CMS 2016 Formulary Reference File and agreements signed with Express Scripts and CVS Caremark, the two largest pharmacy benefit managers in the United States

•	Relypsa plans to submit a supplemental New Drug Application (sNDA) by mid-2016 requesting a label change for Veltassa based on positive results of Phase 1 drug-drug interaction studies

•	Relypsa and VFMCRP on track to submit European application for Veltassa in first half of 2016

•	Relypsa management to host conference call/webcast this afternoon at 5:00 p.m. ET/2:00 p.m. PT

REDWOOD CITY, Calif., February 24, 2016 — Relypsa, Inc. (Nasdaq: RLYP), a biopharmaceutical company, today reported financial results for the fourth quarter and year ended December 31, 2015 and announced other corporate updates.

“2015 was a pivotal year for Relypsa with the FDA approval of Veltassa marking our transition to a fully integrated commercial-stage company. We are proud to be among those who have the privilege of delivering a new medicine to people in need and the opportunity to transform the treatment of a condition that has long been a challenge for doctors,” said John A. Orwin, president and chief executive officer of Relypsa. “We are looking forward to another exciting year. We are very pleased with the initial demand for Veltassa and, following a positive meeting with the FDA, plan to submit a sNDA requesting a label change based on the results of the Phase 1 drug-drug interaction studies.”

2015 Business Highlights

•	Veltassa® (patiromer) for oral suspension was approved by the U.S. Food and Drug Administration (FDA) for the treatment of hyperkalemia on October 21, 2015 and became available for prescription to patients on December 21, 2015.

•	In August 2015, Relypsa announced an exclusive collaboration and license agreement with Vifor Fresenius Medical Care Renal Pharma (VFMCRP) for the development and commercialization of Veltassa outside the United States and Japan. Relypsa also announced a co-detailing agreement with Sanofi for promotion of Veltassa in the United States.

•	The company experienced significant growth during this transformative year, adding almost 300 employees, including a sales force of 133 representatives, to support the launch of Veltassa.

Encouraging Initial Demand for Veltassa

Initial demand for Veltassa has been encouraging. Since Veltassa® (patiromer) for oral suspension (“Veltassa”) became available on December 21, 2015 through February 12, 2016, 1,229 new outpatient prescriptions were written for Veltassa and received by Relypsa’s hub, Veltassa Konnect. The number of patients who received a free starter-supply of Veltassa, outpatient prescriptions filled and hospital units sold since the launch on December 21, 2015 through February 12, 2016 are detailed below.

	December 21-31, 2015 (partial month)	January 1-31, 2016 (full month)	February 1-12, 2016 (partial month)	Total launch through February 12, 2016
Patients who received free starter-supply of Veltassa	26	409 (average 102/week)	380 (average 190/week)	815
Outpatients prescriptions filled (retail TRx)	0	99 (average 25/week)	133 (average 67/week)	232
Hospital/institution units sold (non-retail)	3	56 (average 14/week)	41 (average 21/week)	100

These numbers have not been verified by any third party and represent Relypsa’s estimates as of the date indicated. Relypsa assumes no obligation to update them.

Progress With Payers

On February 11, 2016, the Centers for Medicare and Medicaid Services (CMS) published its Current Year (CY) 2016 Formulary Reference File (FRF) and Veltassa had been included. This was a significant development as it provides confirmation that CMS will reimburse Medicare Part D plans for Veltassa.

In addition, agreements have been signed with Express Scripts and CVS Caremark, the two largest pharmacy benefit managers in the United States.

Upcoming Milestones

•	Relypsa has shared and discussed the results of the recently announced Phase 1 drug-drug interaction studies with the FDA. Based on the discussion, Relypsa plans to submit a sNDA by mid-2016 to the FDA requesting a label change for Veltassa.

•	Relypsa and VFMCRP are on track to submit a Marketing Authorization Application (MAA) for Veltassa for the treatment of hyperkalemia to the European Medicines Agency (EMA) in the first half of 2016.

•	Relypsa is initiating a new Phase 4 clinical study of Veltassa in 2016 called the TOURMALINE study, which will evaluate Veltassa’s safety and efficacy when given with and without food.

•	The company is also considering additional Phase 4 studies assessing Veltassa’s safety and efficacy in other patient populations, potentially including a study with patients with resistant hypertension and a study with hemodialysis patients.

•	Relypsa also has a post-marketing commitment to conduct pediatric studies with Veltassa and expects to begin the first pediatric study in late 2016.

2015 Financial Results

Net loss for the fourth quarter 2015 was $58.3 million, or $1.40 per share, compared to $27.6 million, or $0.80 per share, for the comparable period in 2014. Net loss for the full year 2015 was $178.7 million, or $4.39 per share, compared to $79.9 million, or $2.43 per share, in 2014.

Cash, cash equivalents and short-term investments totaled $240.7 million at December 31, 2015, compared to $135.8 million at December 31, 2014. Shares outstanding as of December 31, 2015 were 42.0 million. In January and February of 2016, the company raised $44.2 million under its at-the-market offering program, providing cash, cash equivalents and short-term investments of $285.0 million on a pro forma basis at December 31, 2015.

Collaboration and license revenue for the fourth quarter and full year 2015 was $12.0 million and $18.6 million, respectively, compared to no revenues for the comparable periods in 2014. The increase in revenues was due to the recognition of revenue for a portion of the $40.0 million upfront payment associated with Relypsa’s collaboration and license agreement with VFMCRP for the development and commercialization of Veltassa outside of the United States and Japan.

Research and development expenses for the fourth quarter of 2015 were $26.5 million, compared to $16.6 million for the comparable period in 2014. Research and development expenses for the full year 2015 were $93.3 million, compared to $50.2 million in 2014. The increase for the fourth quarter was primarily driven by costs associated with the Phase 1 drug-drug interaction studies. The increase for the full year was primarily due to pre-commercial manufacturing activities and personnel costs.

Selling, general and administrative expenses for the fourth quarter 2015 were $44.1 million, compared to $10.5 million for the comparable period in 2014. Selling, general and administrative expenses for the full year 2015 were $103.1 million, compared to $27.9 million in 2014. The increase for both the fourth quarter and full year was primarily due to an increase in personnel expenses to support expanding operations and an increase in commercial, marketing and medical affairs activities in preparation of the commercial launch of Veltassa.

Financial Outlook

For the full year 2016, based on its current plans and expectations, Relypsa projects total operating expenses in the range of approximately $275.0 to $300.0 million, including stock-based compensation of approximately $20.0 to $25.0 million. This anticipated increase in 2016 operating expenses will primarily be driven by ongoing commercialization of Veltassa in the United States and initiation of additional clinical studies with Veltassa.

Conference Call Wednesday, February 24, 2016 at 5:00 p.m. ET (2:00 p.m. PT)

The Relypsa management team will host a conference call and webcast Wednesday, February 24, 2016 at 5:00 p.m. ET (2:00 p.m. PT). The conference call may be accessed by phone by calling (866) 410-4428 (domestic) or (704) 908-0287 (international), conference code 54100990. To access the live audio webcast, visit the investor relations section of the Relypsa website at http://investor.relypsa.com. The webcast will be archived for 30 days following the call.

About Veltassa

Veltassa is a potassium binder approved for the treatment of hyperkalemia. Veltassa should not be used as an emergency treatment for life-threatening hyperkalemia.

Made in powder form consisting of smooth, spherical beads, this new medicine is mixed with water (90 milliliters or 3 ounces) and taken once-a-day with food. Veltassa is not absorbed and acts within the gastrointestinal tract. It binds to potassium in exchange for calcium, primarily in the colon. The potassium is then excreted from the body through the normal excretion process.

IMPORTANT SAFETY INFORMATION

The Prescribing Information for Veltassa includes a Boxed Warning that Veltassa binds to many other orally administered medications, which could decrease their absorption and reduce their effectiveness. Other oral medications should be administered at least 6 hours before or 6 hours after Veltassa. Doctors should choose Veltassa or the other oral medication if adequate dosing separation is not possible.

Veltassa is contraindicated in patients with a history of a hypersensitivity reaction to Veltassa or any of its components. The Prescribing Information for Veltassa includes Warnings and Precautions for worsening of gastrointestinal motility and hypomagnesemia. The most common adverse reactions (incidence ≥ 2 percent) observed in clinical trials with Veltassa were constipation, hypomagnesemia, diarrhea, nausea, abdominal discomfort and flatulence. Mild to moderate hypersensitivity reactions were reported in 0.3 percent of patients treated with Veltassa and included edema of the lips.

For additional Important Safety Information and Veltassa’s full Prescribing Information, please visit www.relypsa.com/veltassa/prescribing-information.

About Relypsa, Inc.

Relypsa, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of polymeric medicines for patients with conditions that are often overlooked and undertreated and can be addressed in the gastrointestinal tract. The Company’s first medicine, Veltassa® (patiromer) for oral suspension, was developed based on Relypsa’s rich legacy in polymer science. Veltassa is approved in the United States for the treatment of hyperkalemia. Veltassa has intellectual property protection until 2030 in the United States and 2029 in the European Union. More information is available at www.relypsa.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Relypsa, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our plan to submit a supplemental New Drug Application by mid-2016 requesting a label change based on the positive results of our Phase 1 drug-drug interaction studies, our belief that we are on track to submit a Marketing Authorization Application for Veltassa to the European Medicines Agency in the first half of 2016, our anticipated Phase 4 clinical studies for Veltassa, including a pediatric study, and the timing of such studies, our expected operating expenses for the full year 2016 and our expected stock-based compensation for the full year 2016. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development program, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development and commercialization process, including regulatory requirements, Relypsa’s substantial dependence on Veltassa, Relypsa’s commercialization plans and efforts and other matters that could affect the availability or commercial potential of Veltassa. Relypsa undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Relypsa in general, see Relypsa’s current and future reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015, when filed, and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015.

-see attached financial tables-

Relypsa, Inc.

Consolidated Statement of Operations Data

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Collaboration and license revenue	$11,960	$—	$18,550	$—
Operating expenses:
Research and development	26,500	16,596	93,298	50,227
Selling, general and administrative	44,056	10,486	103,138	27,914

Total operating expenses	70,556	27,082	196,436	78,141

Loss from operations	(58,596)	(27,082)	(177,886)	(78,141)
Interest and other income (expense), net	613	69	915	149
Interest expense	(343)	(635)	(1,745)	(1,896)

Net loss	$(58,326)	$(27,648)	$(178,716)	$(79,888)

Net loss per share, basic and diluted	$(1.40)	$(0.80)	$(4.39)	$(2.43)

Weighted average common shares used to compute net loss per share, basic and diluted	41,785,176	34,368,776	40,697,896	32,837,508

Relypsa, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	December 31, 2015	December 31, 2014 (1)

	(unaudited)
Cash, cash equivalents and short-term investments	$240,716	$135,757
Working capital	$187,102	$122,291
Total assets	$278,328	$151,839
Stockholders’ equity	$184,873	$118,461

(1)	Derived from the audited financial statements

###